Exhibit 4.34

Cooperation Agreement

Between

ChinaCache Xin Run Technology (Beijing) Co., Ltd.

And

Beijing Federation of Supply and Marketing Cooperatives

No.: Lan Xun Gong Xiao No. 2014-001

This Cooperation Agreement (this “Agreement”) is entered into on December 30, 2014 by and between:

Party A: ChinaCache Xin Run Technology Beijing Co., Ltd.
Legal Representative: Wang Song
Registered Address: Blocks 1 and 2, No. 1 Zhu Yuan Si Street, Shunyi District, Beijing (3/F Block 1, Tian Zhu Comprehensive Bonded Zone)

Party B: Beijing Federation of Supply and Marketing Cooperatives
Representative: Gao Shouliang
Registered Address: No. 40, Ru Fu Li, Xicheng District, Beijing

In this Agreement, Party A and Party B are hereinafter referred to collectively as the “Parties,” and individually as a “Party.”

WHEREAS

1                             Party A owns the land use right of A-05-① land parcel (the “Target Land”) located in Tian Zhu Comprehensive Bonded Zone, Beijing, and has obtained the Use Right Certificate for Use of State-Owned Land (No. Jing Shun Guo Yong (2013 Chu) 00040) (the land use right is obtained by land transfer).

2                             Party A has incorporated a wholly foreign owned subsidiary named Beijing Zhaodu Technology Co., Ltd. (“Zhaodu”) in Tian Zhu Comprehensive Bonded Zone, Beijing, with the date of incorporation being August 15, 2014 and a registered capital of RMB3 million.

3                             Party A is developing and constructing a building on the Target Land, and will transfer and register the ownership of one of the building in such park (including all the machine rooms and equipment, the “Building”) and the land use right of the Target Land under the name of Zhaodu after the title certificate has been obtained for the Building.

4                             After the ownership has been registered under the name of Zhaodu, Party A intends to assign, and Party B intends to purchase, all the equity interest in Zhaodu. Party A undertakes to bear and assume the creditor’s rights and liabilities (including contingent liabilities) of Zhaodu prior to the equity transfer. With respect to the creditor’s rights and liabilities after the equity transfer, those not disclosed to Party B shall be borne by Party A and those already disclosed shall be borne by Party B.

In consideration of the above and in accordance with the Contract Law of the People’s Republic of China and other pertinent laws and regulations, the Parties, on the basis of equality, voluntariness, fairness and negotiation, agree as follows in connection with their cooperation:

Article 1                                               Basic Information of the Building

I                   The Building is one of the buildings proposed to be built on the Target Land (being the machine room building known as building No. 7), with a floor area of approximately 12,000 square meters; the Building is intended to be used as industrial facilities, with five floors above ground and one floor underground as planned, and the final plan shall be subject to the Planning Permit for Engineering Construction and the construction drawings.

Article 2                                               Transfer Price

As agreed upon by the Parties, upon the execution of this Agreement, Party B agrees to pay a total Transfer price of RMB nine hundred and sixty million (RMB960 million) (the “Total Price”) to Party A in a manner stipulated in Article 3 below. The Total Price shall be used to purchase all the equity interest in Zhaodu, and prior to the completion of the equity interest transfer, Zhaodu shall be duly registered as the owner of the Building and the use right owner of the Target Land and shall own the machine rooms and equipment in the Building.

Article 3                                               Manner of Payment

The Parties acknowledge that the Total Price shall be paid in the manner described as follows:

I                         Prior to February 28, 2015, Party B shall pay Party A (or a third party designated by Party A) 30% of the Total Price, which equals to RMB two hundred and eighty-eight million (RMB288 million);

II                    Within 30 days after a written notice is sent to Party B informing Party B that Zhaodu has obtained the title certificate for the Building and the corresponding land use right certificate issued by relevant government authorities, Party B shall pay Party A (or a third party designated by Party A) 40% of the Total Price, which equals to RMB three hundred and eighty-four million (RMB384 million);

III               Within 15 days after the Parties have jointly completed the change registration procedures for the equity interest of Zhaodu and Party B has been duly registered as shareholder holding 100% equity interest of Zhaodu, Party B shall pay Party A (or a third party designated by Party A) 20% of the Total Price, which equals to RMB one hundred and ninety-two million (RMB192 million);

IV                Within 15 days after the Building has been delivered to Party B, the installation and testing of the machine rooms and equipment has been completed and both Parties have executed the inspection and acceptance form, Party B shall pay Party A (or a third party designated by Party A) 10% of the Total Price, which is equivalent to RMB ninety-six million (RMB96 million);

V                     Within 10 days after the Building has been delivered to Party B, Party A shall return the interest to Party B in one lump sum at one-year bank lending rate for the same period. Party A shall return the interest accrued on the amounts paid by Party B and received by Party A prior to the delivery of the Building, which means the period from the date when Party A receives the amounts paid by Party B to the date of delivery of the Building.

Article 4                                               Construction and Delivery of the Building

I                         Party A shall construct the Building independently and take all relevant duties and responsibilities arising therefrom.

II                    Prior to September 30, 2015, Party A shall deliver to Party B the Building, machine rooms and equipment meeting the delivery conditions according to relevant laws, regulations and provisions of this Agreement.

Article 5                                               Ownership Transfer

I                         Party A guarantees to obtain the title certificate of the Building and the land use right prior to September 30, 2015, and duly transfer and register the ownership of the Building and the land use right of the Target Land under the name of Zhaodu prior to September 30, 2015.

II                    Within 30 working days after Zhaodu has duly become the owner of the Building and the use right owner of the Target Land, the Parties shall complete the procedures for transfer of the equity interest of Zhaodu, and Party A shall transfer 100% equity interest of Zhaodu to Party B at a transfer price equivalent to the total price paid by Party B hereunder.

III               Party A shall be responsible for repaying any debts that occur or are incurred by Zhaodu prior to Party B’s acquisition of 100% equity interests of Zhaodu, and Party B will not assume any responsibilities arising from Party A’s breach of the foregoing commitments.

IV                As of the date when Zhaodu duly becomes the owner of the Building and the use right owner of the Target Land, Party A shall transfer for free all of its rights and obligations under the lease agreement numbered Lan Xun Gong Xiao No. 2014-002 and entered into by and between Party A and ChinaCache Network Technology Beijing Co., Ltd., and unconditionally assist and coordinate the three parties to jointly execute the amendment agreements and other documents.

Article 6                                               Taxes and Fees

Each of the Parties shall bear relevant taxes and expenses that need to be paid with respect to the equity transfer according to relevant laws; where the relevant laws and regulatory documents do not have a provision governing the payer of the taxes and fees, such taxes and fees shall be borne by Party A.

Article 7                                               Confidentiality

Each of the Parties shall keep in strict confidence the information, materials, financial data and such other information regarding the other Party obtained by such Party pursuant to this Agreement.

Article 8                                               Liabilities for Breach

I                         Party A’s Liabilities for Breach

1                       After the execution and effectiveness of this Agreement, Party A shall not otherwise transfer the Building to a third party, or cooperate with a third party in relation to this Agreement, unless otherwise agreed by Party B in writing. If Party A transfers the Building to a third party or enters into an agreement with a third party for cooperation without written consent of Party B, Party A shall assume liabilities for breach of this Agreement; in addition to refunding all amounts already paid by Party B, Party A shall also pay Party B a penalty fine in one lump sum equivalent to 20% of the Total Price. Party B may also terminate this Agreement.

2                       If Party A fails to duly register the ownership of the Building and the land use right under the name of Zhaodu by September 30, 2015 for reasons not attributable to Party B, the Parties shall negotiate with each other and determine in writing a new date by which the ownership registration shall be completed; if the negotiations fail within 30 days, starting from October 1, 2015, Party A shall pay a penalty fine at a rate of 0.01% of the amounts already paid by Party B for each day until the date when the Building is registered under the name of Zhaodu (or the date on which Party B terminates this Agreement according to the following provision in this paragraph). If the registration fails to be completed for over 90 days due to Party A’s fault, Party B may unilaterally terminate this Agreement and send a written notice to Party A, in which case Party A shall refund all the amount already paid by Party B within 15 days upon its receipt of the written notice from Party B and pay Party A a penalty fine equivalent to 15% of the amounts already paid by Party B. This Agreement shall terminate forthwith after Party A has returned and paid all the amounts to Party B. If Party A fails to pay the foregoing amounts on time, it shall pay Party B a late penalty equivalent to 0.01% of the outstanding amount for each overdue day.

3                       After Zhaodu has duly become the owner of the Building and use right owner of the Target Land, if Party A fails to complete the change registration procedures with AIC for transfer of the equity interests in Zhaodu within the period agreed in Article 5, paragraph II hereof, the Parties shall negotiate with each other and determine in writing a new date by which the change registration shall be completed with the AIC; if the negotiations fail within 30 days and in the case where the delay is caused by Party A, Party A shall pay a penalty fine at a rate of 0.01% of the amounts already paid by Party B for each day starting from the date on which such change registration should be completed at the AIC as agreed herein until the date when the equity interests of Zhaodu is effectively registered under the name of Party B (or the date on which Party B terminates this Agreement according to the following provision in this paragraph). If the registration fails to be completed for over 90 days due to Party A’s fault, Party B may unilaterally terminate this Agreement and send a written notice to Party A, in which case Party A shall refund all the amount already paid by Party B within 15 days upon its receipt of the written notice from Party B and pay Party A a penalty fine equivalent to 15% of the amounts already paid by Party B. This Agreement shall terminate forthwith after Party A has returned and paid all the amounts to Party B. If Party A fails to pay the foregoing amounts on time, it shall pay Party B a late penalty equivalent to 0.01% of the outstanding amount for each overdue day.

4                       If Party A fails to deliver the Building to Party B within the term and on the conditions agreed in Article 4 hereof, the Parties shall negotiate with each other and determine in writing a new date by which the Building shall be delivered; if the negotiations fail within 30 days, starting from October 1, 2015, Party A shall pay a penalty fine at a rate of 0.01% of the amounts already paid by Party B for each day until the date when the Building is delivered to Party B (or the date on which Party B terminates this Agreement according to the following provision in this paragraph). If the registration fails to be completed for over 90 days due to Party A’s fault, Party B may unilaterally terminate this Agreement and send a written notice to Party A, in which case Party A shall refund all the amount already paid by Party B within 15 days upon its receipt of the written notice from Party B and pay Party A a penalty fine equivalent to 15% of the amounts already paid by Party B. This Agreement shall terminate forthwith after Party A has returned and paid all the amounts to Party B. If Party A fails to pay the foregoing amounts on time, it shall pay Party B a late penalty equivalent to 0.01 of the outstanding amount for each overdue day.

5                       If Party A fails to pay the interest to Party B pursuant to Article 3, paragraph V hereof, starting from the day on which the payment of such interest becomes overdue, Party A shall pay Party B a late penalty interest at 0.01% of the outstanding interest for each overdue day.

II                    Party A’s Liabilities for Breach

If Party B fails to make the payment as agreed herein, it shall pay Party A a penalty fine at a rate of 0.01% of the outstanding amount per day; if such failure of payment lasts for over 90 days, and Party B still refuses to make the payment without justified reasons within 15 days upon the written notice from Party A, Party A shall be entitled to terminate this Agreement or require the continued performance of this Agreement, and Party B shall pay a penalty fine equivalent to 15% of the then current outstanding amount.

Article 9                                               Notices

Article 10                                        Force Majeure

Article 11                                        Dispute Resolution

Any dispute arising from this Agreement shall be resolved between the Parties through negotiations. In case negotiations fail, either Party may bring a lawsuit to the court of competent jurisdiction over the Building.

Article 12                                        Effectiveness and Miscellaneous

I                         This Agreement shall take effect upon stamped by the Parties, executed by the legal or authorized representatives of the Parties and upon the execution and stamp of the Lease Agreement (No.: Lan Xun Gong Xiao No. 2014-002). The Parties may, depending on the actual situation, enter into a written supplementary agreement to amend or supplement this Agreement for matters that fail to be agreed, or fail to be expressly agreed, or are not applicable to this Agreement. The termination of this Agreement shall be made in writing.

(Signature page to follow; no body text hereinafter)

(This page is the signature page and contains no body text of the agreement)

Party A (seal): ChinaCache Xin Run Technology Beijing Co., Ltd. (sealed)

Legal/Authorized Representative (signature):	/s/ Song Wang

Date: December 30, 2014

Party B (seal): Beijing Federation of Supply and Marketing Cooperatives (sealed)

Legal/Authorized Representative (signature):	/s/ Shouliang Gao

Date: December 30, 2014

Place of execution: Chaoyang District, Beijing